APPLEBEE'S INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 4, 2000

To the Stockholders of Applebee's International, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applebee's International, Inc., a Delaware corporation (the "Company"), will be held on May 4, 2000, at 10:00 a.m., CDT, at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri 64108 for the following purposes:

            I.   To elect three directors;

           II. To amend the Company's 1995 Equity Incentive Plan to change the manner in which stock options are granted annually to non-employee directors and to amend the definition of Performance Goals;

          III. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 2000 fiscal year; and

           IV. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors recommends a "yes" vote on all proposals.

     The Board of Directors has fixed the close of business on March 16, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                              By Order of the Board of Directors


                                              Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 4, 2000

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                 PROXY STATEMENT
                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Applebee's International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 4, 2000, at 10:00 a.m., CDT, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Regency Crown Center, 2345 McGee Street, Kansas City, Missouri 64108.

     This proxy statement and accompanying proxy ("Proxy Statement") were mailed on or about April 4, 2000, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on March 16, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 16, 2000, there were 26,573,686 outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. Approval of Proposals II and III requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting. Broker non-votes (i.e., shares present by proxy but for which no voting authority has been given by the beneficial holder) will affect the vote on the proposals in that they will be treated as a "no" vote and abstentions (shares not voted by a stockholder present at the Annual Meeting) will be treated as "no" votes. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the outcome of the election of directors.

     On March 16, 2000, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $29.25 (as reported by the National Quotation Bureau, Inc.).

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, will be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services.

Stockholder Proposals and Nominations to the Board of Directors

     Pursuant to the regulations of the Securities and Exchange Commission ("SEC"), if a stockholder has a proposal to be considered at the Company's 2001 Annual Meeting of Stockholders, the proposal must be received by the Company no later than February 18, 2001. If the stockholder proposal is sought to be included in the Company's proxy statement and proxy relating to that meeting, the proposal must comply with SEC rules and be received by the Company no later than December 15, 2000.

     Pursuant to the Company's Bylaws, stockholder nominations for director candidates must be submitted to the Company's Secretary, along with certain information about the candidate, not less than 60 days nor more than 75 days prior to the date of the Annual Meeting (or other meeting at which directors will be elected). However, if first notice or first public disclosure of the date of the meeting is given or made to stockholders during the 60 day period prior to the meeting, notice by the stockholder to be timely must be so delivered or received not later than the close of business of the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Certain Information Concerning the Board of Directors

     The Board of Directors is classified into three classes, each holding three-year terms (designated Class I, II and III). There are currently three directors in Class I, with terms expiring at the 2002 Annual Meeting, four directors in Class II, with terms expiring at the 2000 Annual Meeting, and three directors in Class III, with terms expiring at the 2001 Annual Meeting. Abe J. Gustin, Jr., a director in Class II, will retire from the Board at the end of his current term and will not stand for reelection.

     The following information is furnished for each of the three persons being nominated for election as a Class II director to a new three-year term (each of the three a "Nominee"). Among the Nominees is Douglas R. Conant, whom the Board of Directors appointed as a Class II director in December 1999 upon the retirement of Robert A. Martin. The stockholders are asked to ratify the appointment of Mr. Conant as well as elect him to a new three-year term. The following information is also furnished for Mr. Gustin and for each person who is continuing as a Class I or Class III director of the Company ("Incumbent").

    ABE J. GUSTIN, JR., age 65 (Class II term expiring in 2000). Mr. Gustin will retire from the Board at the end of his current term and will not stand for reelection. Mr. Gustin has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin served as Chief Executive Officer of the Company through 1996, and effective January 1, 1997, became Co-Chief Executive Officer along with Lloyd L. Hill. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer while Mr. Gustin retained his position as the Chairman of the Board and continued as an active executive of the Company through December 1998. In January 1999, Mr. Gustin retired as an active executive of the Company but continued as Chairman of the Board. He serves as a member of the Company's Franchise Business Council.

     LLOYD L. HILL, age 56 (Incumbent - Class III term expiring in 2001). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer along with Mr. Gustin. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. From December 1989 to December 1993, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, where he also served as a director from 1988 to 1993, having joined that organization in 1980.

     ERLINE BELTON, age 56 (Incumbent - Class I term expiring in 2002). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as a member of the Executive Compensation Committee and the Nominating Committee.

    DOUGLAS R. CONANT, age 48 (Nominee - Class II term expiring in 2000). Mr. Conant became a director of the Company in December 1999. Mr. Conant is the president of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp. He has been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions.

    D. PATRICK CURRAN, age 55 (Nominee - Class II term expiring in 2000). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of JPS Packaging Company, a publicly-traded company. Mr. Curran serves as a member of the Audit Committee and the Nominating Committee.

    ERIC L. HANSEN, age 51 (Incumbent - Class I term expiring in 2002). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.

    MARK S. HANSEN, age 45 (Incumbent - Class I term expiring in 2002). Mr. Hansen became a director of the Company in August 1998. Since November 1998, he has been employed as Chairman and Chief Executive Officer of The Fleming Companies, Inc., in Oklahoma City, Oklahoma. From July 1997 until September 1998, Mr. Hansen served as President and Chief Executive Officer of SAM's Club, a subsidiary of Wal-Mart Stores, Inc., in Bentonville, Arkansas. He previously served as President and Chief Executive Officer of PETsMART for eight years. Mr. Hansen has served in executive positions with Federated Foods, Inc., the Jewel Companies and The Great Atlantic and Pacific Tea Company. He serves on the board of directors of Fleming Companies, Inc., a publicly-traded company. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Mark Hansen and Mr. Eric Hansen are not related.

    JACK P. HELMS, age 47 (Incumbent - Class III term expiring in 2001). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the board of directors of Luigino's, Inc., a company with publicly-traded debt securities. Mr. Helms serves as a member of the Executive Compensation Committee and the Nominating Committee.

    BURTON M. SACK, age 62 (Incumbent - Class III term expiring in 2001). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director and as a member of the Nominating Committee. Mr. Sack is a director of the National Restaurant Association.

    GEORGE D. SHADID, age 46 (Nominee - Class II term expiring in 2000). Mr. Shadid became a director of the Company in March 1999. Mr. Shadid was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He also became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 he assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP. Mr. Shadid serves as a member of the Nominating Committee.

    The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Nominating Committee. The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Eric Hansen and Mr. Mark Hansen. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company's 1995 Equity Incentive Plan. The members of the Executive Compensation Committee are Ms. Belton, Mr. Eric Hansen, Mr. Mark Hansen and Mr. Helms. The Nominating Committee evaluates and recommends candidates for nomination to the Board of Directors. The Nominating Committee is also responsible for reviewing any stockholder nominations of Board candidates. The members of the Nominating Committee are Ms. Belton, Mr. Curran, Mr. Helms, Mr. Sack and Mr. Shadid.

     During fiscal year 1999, the Board of Directors held five meetings (including four regular meetings), the Audit Committee held two meetings, the Executive Compensation Committee held five meetings, and the Nominating Committee held one meeting. During fiscal year 1999, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

    For director compensation purposes, Ms. Belton, Mr. Curran, Mr. Gustin, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms and Mr. Sack were considered "non-employee directors" throughout 1999. In addition, Mr. Conant was considered a "non-employee director" after joining the Board in December 1999. During 1999, Mr. Hill, Mr. Shadid and Mr. Martin, who retired from his positions as a director and employee in December 1999, were "employee directors." In 1999, non-employee directors received an annual cash retainer of $15,000 plus an annual fee of $5,000 for each committee on which the director served, up to a maximum of $10,000 for all such committees. Effective January 1, 2000, the cash compensation for non-employee directors was changed to an annual retainer of $30,000 for service as a director, including participation on the three standing committees. Compensation, if any, for service on special committees will be a per diem of $1,000, plus expenses, or as otherwise determined by the Board at the time of establishment of the special committee. Employee directors do not receive any compensation for their service on the Board.

    Additionally, the Company's 1995 Equity Incentive Plan provides for non-employee directors to receive an annual base grant of options to purchase 5,000 shares of Common Stock, subject to increase based on the Company's net income. This provision is proposed to be changed effective May 4, 2000. (See "Proposal II" below.) Under the plan, options for 5,900 shares of Common Stock were granted in May 1999 to Ms. Belton, Mr. Curran, Mr. Gustin, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms and Mr. Sack for serving as non-employee directors of the Company.

    Cash compensation paid and stock options granted to Mr. Hill, Mr. Martin and Mr. Shadid for services rendered to the Company as employees in fiscal 1999 are shown in the Summary Compensation Table.

Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also currently directors of the Company, as of December 26, 1999, is as follows:

                Name                           Age                     Position

     Steven K. Lumpkin.......................   45     Executive Vice President of Strategic Development
     Julia A. Stewart........................   44     President of Applebee's Division
     Larry A. Cates..........................   51     President of International Division
     Karen B. Eadon..........................   46     Senior Vice President of Marketing
     Louis A. Kaucic.........................   48     Senior Vice President of Human Resources
     John F. Koch............................   40     Senior Vice President of Research and Development
     Carin L. Stutz..........................   43     Senior Vice President of Company Operations

     STEVEN K. LUMPKIN was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. From July 1993 until January 1995, Mr. Lumpkin was a Senior Vice President with a division of the Olsten Corporation, Olsten Kimberly Quality Care. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the board of directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

     JULIA A. STEWART was employed by the Company in October 1998 as President of its Applebee's Division. From July 1991 until September 1998, Ms. Stewart held several key executive positions with Taco Bell Corporation, a division of Tricon Global Restaurants, Inc. Most recently, she served as National Vice President of Franchise and License for over 5,200 Taco Bell units, and was previously Taco Bell's Western Region Vice President of Operations with responsibility for over 1,200 company-owned restaurants. Prior to joining Taco Bell, she held key marketing positions over a 15-year period, including Vice President of Marketing, Research and Development with Stuart Anderson's Black Angus/Cattle Company Restaurants.

     LARRY A. CATES was employed by the Company in May 1997 as President of its International Division. Prior to joining the Company, Mr. Cates spent the previous 17 years with PepsiCo Restaurants International developing international markets for that company's Pizza Hut, Taco Bell and KFC brands. From 1994 to 1997, Mr. Cates was Vice President of Franchising and Development - Europe/Middle East, and from 1990 to 1994, he was Chief Executive Officer of Pizza Hut UK, Ltd., a joint venture between PepsiCo Restaurants and Whitbread.

     KAREN B. EADON was employed by the Company in March 1999 as Senior Vice President of Marketing. From April 1995 to March 1999, Ms. Eadon was Vice President of Retail Marketing Programs with ARCO Products, a leading gasoline retail and convenience store chain. From April 1993 to November 1994, she was employed as Vice President of Marketing by Carl Karcher Enterprises, owner and franchisor of Carl's Jr. restaurants. From 1985 to 1993, Ms. Eadon held several key marketing positions with Taco Bell Corporation.

    LOUIS A. KAUCIC was employed by the Company in October 1997 as Senior Vice President of Human Resources. From July 1992 until October 1997, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operates several restaurant concepts. From 1982 to 1992, he was employed by Pizza Hut in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg's as an Industrial Relations Manager. Mr. Kaucic is a director of the Women's Food Service Forum.

    JOHN F. KOCH was employed by the Company in February 1999 as Senior Vice President of Research and Development. From January 1990 to February 1999, Mr. Koch held various positions with The Olive Garden, most recently as the Senior Vice President of Food and Beverage. Mr. Koch has over 20 years experience in the restaurant industry.

    CARIN L. STUTZ was employed by the Company in November 1999 as Senior Vice President of Operations. From July 1994 to November 1999, Ms. Stutz was Division Vice President with Wendy's International. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by Nutri/System, Inc. as a Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy's International.

Security Ownership of Officers, Directors and Certain Beneficial Owners

     The following table sets forth information, as of March 16, 2000, regarding the ownership of Common Stock, the Company's only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table (except for Mr.
Martin, who retired in December 1999), and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                      Beneficial Ownership(1)
                                                                                  --------------------------------
                                                                                    Number of         Percent
                                                                                     Shares             Held
                                                                                  --------------    -------------

     Massachusetts Financial Services Company...............................        3,853,436            14.5%
         500 Boylston Street
         Boston, MA  02116
     FMR Corp...............................................................        2,249,400             8.5%
         82 Devonshire Street
         Boston, MA  02109
     Burton M. Sack (2).....................................................        1,779,670             6.7%
     Abe J. Gustin, Jr. (2).................................................          560,467             2.1%
     Lloyd L. Hill (2)......................................................          217,788             0.8%
     George D. Shadid (2)...................................................          160,870             0.6%
     Jack P. Helms (2)......................................................           79,700             0.3%
     Steven K. Lumpkin (2)..................................................           75,590             0.3%
     D. Patrick Curran (2)..................................................           74,200             0.3%
     Eric L. Hansen (2).....................................................           53,700             0.2%
     Julia A. Stewart.......................................................           20,851             0.1%
     Mark S. Hansen (2).....................................................            7,900             -
     Erline Belton (2)......................................................            6,100             -
     Douglas R. Conant......................................................             -                -
     All executive officers and directors as a group (17 persons) (2).......        3,101,897            11.7%


---------------
(1) The mailing address of each individual is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.

(2) Includes certain sharessubject to options exercisable as of March 16, 2000 or within 60 days thereafter: 70,150 shares for Mr. Sack, 139,900 shares for Mr. Gustin, 143,000 shares for Mr. Hill, 116,250 shares for Mr. Shadid, 46,700 shares for Mr. Helms, 62,500 shares for Mr. Lumpkin, 46,700 shares for Mr. Curran, 37,700 shares for Mr. Eric L. Hansen, 5,900 shares for Mr. Mark S. Hansen, 5,900 shares for Erline Belton and 710,098 shares for all executive officers and directors as a group.


Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the SEC. Officers, directors and persons owning beneficially greater than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all such reports.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 26, 1999, except that one report was not timely filed by D. Patrick Curran, two reports were not timely filed by Abe J. Gustin, Jr., one report was not timely filed by Eric L. Hansen, one report was not timely filed by Robert A. Martin, and one report was not timely filed by George D. Shadid. The transactions were reported by each of these individuals in subsequent filings.


                                   PROPOSAL I

                              ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute Nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any Nominee will be unavailable to serve. Additional information concerning the following Nominees is set forth in "Certain Information Concerning the Board of Directors."

     The Company has a classified Board of Directors so that each director serves a three-year term. If elected, each of the below nominees would serve until the 2003 Annual Meeting of Stockholders and until his successor is elected and has qualified or until his earlier death, resignation or removal.

                                                               Current Position                   Director
                 Name                    Age                   With The Company                    Since
     ------------------------------- ------------ -------------------------------------------- ---------------
     Douglas R. Conant                   48       Director                                          1999
     D. Patrick Curran                   55       Director                                          1992
     George D. Shadid                    46       Executive Vice President and Chief                1999
                                                     Financial Officer, Treasurer, Director

                                   PROPOSAL II

              AMENDMENT OF THE COMPANY'S 1995 EQUITY INCENTIVE PLAN
                      CHANGING THE FORMULA FOR STOCK OPTION
                        GRANTS TO NON-EMPLOYEE DIRECTORS
                AND TO AMEND THE DEFINITION OF PERFORMANCE GOALS

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     Recently, the Company reviewed its non-employee director compensation program and determined that the procedures for granting non-employee director stock options under the 1995 Equity Incentive Plan (the "Equity Incentive Plan") should be amended.

     First, the Company believes that the basis on which options are granted to non-employee members of its Board of Directors should be revised to provide that options to purchase 6,000 shares will be granted to non-employee directors automatically on the first day in each calendar year that the Company's Common Stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. Such options will vest if the individual continues to be a director on the one-year anniversary of the grant date and will have an exercise price equal to the closing stock price on the grant date. In addition, the amendment will permit non-employee directors to elect to have their annual cash retainer paid by the grant of Director Options. If, on or before December 15th, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. These options are also granted on, and will have an exercise price equal to the closing price on, the first day in each calendar year that the Company's Common Stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board of Directors. These options will vest one-twelfth each month for 12 months, so long as the individual continues to be a director throughout such month.

     In addition, non-employee directors elected to the Board after May 4, 2000 would receive 6,000 options as a one-time initial grant. The option grant will be effective as of the date the director is elected to the Board, and the exercise price will be the closing stock price on the grant date. Each of the three non-employee directors elected to the Board in 1998 or 1999 will receive a one-time grant of 5,000 options on May 4, 2000. The exercise price will be the closing stock price on the grant date.

     The Company is also proposing to amend the Equity Incentive Plan to include two additional measures of Performance Goals - operating return on invested capital and total return to shareholders.

     The changes described above are reflected in the proposed amendment to certain definitions and Sections 9.1 and 9.2 of the 1995 Equity Incentive Plan as attached as Appendix A hereto and are being submitted to the stockholders for approval. If approved, they will become effective May 4, 2000.

Non-Employee Director Stock Options

     As described above, the amendment to the Equity Incentive Plan changes the manner in which stock options are granted annually to non-employee directors. Under the Equity Incentive Plan prior to the proposed amendment, each non-employee director received a base grant of 5,000 shares and such amount would automatically increase if earnings per share for the fiscal year immediately preceding the year in which the director option is granted (the
"Measurement Year") exceeded the earnings per share for the fiscal year immediately preceding the Measurement Year by more than 15%. The Board of Directors determines the formula by which the base grant would increase each year. The total shares granted to each non-employee director in any year (the base grant plus the incremental grants) may not exceed 9,000. Director options expire on their tenth anniversary.

Description of the Equity Incentive Plan

     The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and its operation, other than as related to the matters discussed above. The following summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which may be obtained from the Company upon written request.

Administration of the Equity Incentive Plan

     The Equity Incentive Plan is administered by the Executive Compensation Committee. The members of the Executive Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code, as amended (for purposes of qualifying amounts received under the Equity Incentive Plan as "performance-based compensation" under section 162(m)).

     Subject  to  the  terms  of  the  Equity   Incentive  Plan,  the  Executive
Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Executive Compensation Committee may delegate its authority to grant and administer Awards to a separate committee appointed by the Executive Compensation Committee, but only the Executive Compensation Committee may make Awards to participants who are executive officers of the Company. The director option portion of the Equity Incentive Plan is administered by the full Board of Directors, rather than the Executive Compensation Committee.

Eligibility to Receive Awards

     Employees and consultants of the Company and its affiliates (i.e., any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to be selected to receive one or more Awards. The Equity Incentive Plan also provides for the grant of stock options to the Company's non-employee directors. Such options will automatically be granted pursuant to a nondiscretionary formula. The terms and conditions of options to be granted to directors are discussed above under "Director Options."

Options

     The Executive Compensation Committee may grant nonqualified stock options, incentive stock options ("ISOs," which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted options for more than 100,000 shares.

     The exercise price of each option is set by the Executive Compensation Committee, but generally cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Executive Compensation Committee also may permit payment through the tender of shares of the Company's Common Stock then owned by the participant, or by any other means that the Executive Compensation Committee determines to be consistent with the Equity Incentive Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Executive Compensation Committee. Options expire at the times established by the Executive Compensation Committee, but generally not later than 10 years after the date of grant. The Executive Compensation Committee may extend the maximum term of any option granted under the Equity Incentive Plan, subject to the preceding limits.

Stock Appreciation Rights ("SARs")

     The Executive Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 100,000 shares.

     Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company Common Stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Executive Compensation Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by the Executive Compensation Committee. SARs expire at the times established by the Executive
Compensation Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Equity Incentive Plan.

Restricted Stock Awards

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Executive Compensation Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 shares.

     In determining the vesting schedule for each Award of restricted stock, the Executive Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Executive Compensation Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code, as amended, the Executive Compensation Committee must use one or more of the following measures in setting the performance goals: (1) earnings per share,
(2) individual performance objectives, (3) net income, (4) pro forma net income,
(5) return on designated assets, (6) return on revenues, (7) satisfaction of Company-wide or department-based operating objectives, (8) operating return on invested capital and (9) total return to shareholders. The addition of operating return on invested capital and total return to shareholders as performance goals are reflected in the proposed amendment to the 1995 Equity Incentive Plan as attached as Appendix A hereto which is being submitted to the stockholders for approval. These performance measures are set forth in the Equity Incentive Plan and the proposed amendment. The Executive Compensation Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities. The Executive Compensation Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Executive Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 performance shares or performance units having an initial value greater than $250,000.

     Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Executive Compensation Committee are satisfied. The applicable performance goals will be determined by the Executive Compensation Committee. In particular, the Equity Incentive Plan permits the Executive Compensation Committee to use the same performance goals as are discussed above with respect to restricted stock. The Executive Compensation Committee may, in its sole discretion, waive any performance goal requirement.

     After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or any combination thereof, as determined by the Executive Compensation Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

Nontransferability of Awards

     Awards   granted  under  the  Equity   Incentive  Plan  may  not  be  sold,
transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution; provided, however, that a participant may (i) designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death, and (ii) transfer his or her Award to family members, to trusts created for the benefit of family members, or to charitable entities.

Change in Control

     In the event of a change in control not approved by the Board of Directors, all Awards granted under the Equity Incentive Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award agreement. In general, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the Common Stock, (2) the composition of the Board changes during any two-year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) cease to constitute a majority of the Board, or
(3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company's assets.

Tax Aspects

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Equity Incentive Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss, if held for more than 12 months after exercise.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

     Upon grant of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The Executive Compensation Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or
(2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

     The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m). The Equity Incentive Plan has been designed to permit the Executive Compensation Committee to grant Awards which satisfy the requirements of section 162(m).

Amendment and Termination of the Equity Incentive Plan

     The Board generally may amend or terminate the Equity Incentive Plan at any time and for any reason.


                                  PROPOSAL III

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                AUDITORS FOR THE COMPANY FOR THE 2000 FISCAL YEAR

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Company has selected the accounting firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the 2000 fiscal year. The stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement at the Annual Meeting if they so choose and will be available to respond to appropriate questions.

                             Executive Compensation

Executive Compensation Committee Report

     This report discusses the manner in which compensation for Lloyd L. Hill, the Company's Chief Executive officer ("CEO") and the other executives named in the Summary Compensation Table (the "Named Executives") was determined for the 1999 fiscal year.

     The Company believes that its growth and success is dependent, in large part, on its ability to attract and retain highly qualified senior executives. Toward that end, the Company has developed a competitive executive compensation program designed to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.

     There are four primary components of the Company's executive compensation program:

  o Base salary;
  o Annual cash incentive, which is earned primarily by achieving annual Earnings Per Share (EPS) growth targets;
  o Stock awards, which consist of annual stock option and performance share grants; and
  o Executive stock ownership guidelines.

     Executive compensation levels are set each year after a review of levels of compensation in comparison companies. For 1999, compensation levels were set to be competitive with those of a peer group of restaurant companies. These companies were selected based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. All the companies in the peer group are included in the Media General Restaurant Industry Index, which is used to measure the Company's stock price performance in the Performance Graph included in this Proxy Statement. In addition, targeted compensation levels were compared to those in a broad-based group of companies with similar revenue size to ensure that compensation levels were also competitive with those of companies outside the restaurant industry.

     The following compensation philosophy was used to determine target levels of executive compensation for 1999:

  o Base salary midpoints were set at the median of the base salaries for executives in the comparator groups;

  o Target annual incentive opportunities were set so that target total cash (base salary midpoints plus target annual incentive opportunities) would be at the third quartile of total cash for executives in the comparator groups when target performance levels are achieved;

  o Target stock award levels were set so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the third quartile of total direct compensation for executives in the comparator groups when target performance levels are achieved. To determine the value of stock awards, a standardized present value was assigned to the stock of the Company and the companies in the comparator groups.

     In  developing   executive   compensation   programs  and  setting   target
compensation levels for 1999, the Committee also relied on the advice of an independent compensation consultant.

     In 1999, the Company had written employment agreements in effect with Mr. Hill and Mr. Shadid. Because the agreements were entered into prior to 1999 and address only first year base salary levels, they were not a factor in determining 1999 compensation levels. Base salary, target annual incentive opportunities, stock option and target performance share levels are established by the Compensation Committee each year.

     In anticipation of Robert A. Martin's retirement at the end of 1999, he did not fully participate in the executive compensation programs for 1999 that are outlined in this report for the CEO and the other Named Executives.

Base Salary

     In determining base salary increases for the CEO and Named Executives, the Committee considers several criteria, including competitive practice, growth in stockholder value, free cash flow, return on capital, earnings per share, franchisee relations, restaurant openings and performance, as well as group and individual achievement of other strategic objectives. These criteria are not weighted by any predetermined formula, but rather, are considered in light of the overall achievement of the Company's goals and of general industry and economic factors.

     Because the Company did not, overall, achieve its financial and operational goals in 1998, Mr. Hill requested that neither he nor members of his senior executive team receive base salary increases for 1999. The Compensation Committee approved that recommendation. Because base salary increases were last given in March 1998, salaries shown in the Summary Compensation Table for 1999 vary slightly from those shown in 1998. Based on strong performance in 1999, merit increases were given to executives in March 2000.

Annual Cash Incentive Compensation

     The Committee believes that the awards under the Company's annual incentive plan (1999 Management and Executive Incentive Plan) for the CEO and Named Executives should be based on the achievement of annual operating and financial goals, driven primarily by Company EPS performance. As a result, awards under the annual incentive plan are driven primarily by achievement of Company EPS targets but also include, for each executive, strategic goals which the Compensation Committee believes will drive overall Company performance. For 1999, the Compensation Committee approved an EPS target for the plan which represented a 15% increase over 1998 EPS performance. No awards would have been made under the annual incentive plan if Company 1999 EPS performance fell below 90% of the EPS target. Because of the Company's strong EPS performance in 1999, the awards under the annual incentive plan for the CEO and Named Executives exceeded targeted levels.

     Beginning with the awards from the annual incentive plan in March 2000 for 1999 performance, executives were given the opportunity to receive payment in either cash or restricted stock at a nominal discount. This opportunity was provided as a part of the share ownership program established in 1998. For 1999, the CEO and all of the eligible Named Executives elected to receive a portion of their annual incentive in stock. The cash and stock awards from the annual incentive plan for 1999 performance are shown in the Summary Compensation Table.

Equity Compensation

     The Committee believes that stock awards are an important element of the Company's executive compensation program and the primary means of rewarding executives for increasing shareholder value over the short- and long-term. Beginning in 1998 and continuing in 1999, the Committee chose to use a combination of stock options and performance shares to comprise the equity portion of the executive compensation program in order to provide a focus on both short-term stock price appreciation and the achievement of goals designed to achieve continued stock price growth over the long term. Stock awards also serve as the primary retention tool for the CEO and Named Executives.

     A further focus for the Committee has been to put executives at risk based on the Company's stock performance. To accomplish this goal, the Committee has, over the last two years, implemented certain stock programs for executives. At the same time, stock ownership guidelines have been put into place to ensure that the stock programs result in significantly increased share ownership on the part of executives.

     In 1999, an annual grant of stock options and performance shares under the 1995 Equity Incentive Plan was made to the CEO and eligible Named Executives as a part of this ongoing program.

     Stock Option Grants

     In May 1999, annual stock option grants were made to the CEO and Named Executives. These stock option grants were made at fair market value on the date of grant and can be exercised (following a required holding period) at any time over a 10-year period. These options vest three years from the date of grant.

     In December 1999, the Committee approved a change in the schedule for the granting of annual stock options so that performance shares and stock options could be granted together. The grant date for stock options was moved from May to the first trading day of the calendar year. The Committee subsequently approved the year 2000 stock option grants to the CEO and the eligible Named Executives effective January 3, 2000. No additional stock option grants for the CEO and Named Executives are contemplated for 2000. The majority of these stock options have the same provisions as the May 1999 grants. As a part of the transition, a small number of the stock options were granted with a one-year vesting period. The Committee expects all options granted after 2000 to have a three-year vesting period to promote retention of key executives.

     Performance Share Grants

     Two performance share grants were made in 1999. Awards under the one-year grant were based on 1999 Company EPS performance. Because Company EPS performance exceeded expectations for 1999, the performance share awards for the CEO and the Named Executives included in the performance share program were above target. Awards under the three-year grants are based on achievement of three-year Company EPS targets and, if earned, will be paid in February 2002. EPS performance targets were established based on the Company's annual and strategic plan EPS goals.

     The Committee has established two new performance share award cycles beginning in January 2000 - a one-year cycle based on 2000 performance and a three-year cycle based on 2000-2002 performance. Awards from the one-year cycle will be granted, if earned, in February 2001; the awards from the three-year cycle will be granted, if earned, in February 2003.

     For performance share cycles beginning in 2001 or later, the Committee expects to use only three-year performance measures. For performance share cycles beginning in 2000 or later, the Committee intends to introduce two new performance measures, a return on invested capital measure and a total return to shareholder measure. (See "Proposal II" above.) Other measures may also be used in the future.

     Performance share awards for 1999 performance and stock option grants made in May 1999 are shown in the Summary Compensation Table. Performance share grants for the three-year cycle that began in 1999 are shown in the Long-Term Incentive Plan Awards Table.

Executive Stock Ownership Guidelines and Loans

     In 1998, the Company established stock ownership guidelines that became effective for the CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.

  The targeted stock ownership requirement for each executive officer group is as follows:

  o CEO                                                3 times base salary
  o Executive Vice Presidents/Senior Vice Presidents   2 times base salary
  o Vice Presidents                                    1 times base salary

     An executive must achieve the targeted ownership level within five years of beginning participation in the program in order to continue to participate in the Company's annual stock option and performance share program after that date. If he or she does not meet the requirement at the end of five years, participation in the Company's stock programs can begin again only after the requirement is met. If a participating executive achieves the targeted levels of share ownership within three years after entry into the program, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved.

     Coincident with the share ownership program being implemented, the Company adopted a program that provided loans to executives for the exercise of stock options and to pay taxes on restricted shares. Under this program, an executive may receive a loan for an amount equal to his or her personal investment in Company stock, with a maximum loan amount of 50% of his or her stock ownership requirement. Loans are five years in duration with interest payable annually and principal payable at the end of the fifth year. Interest accrues annually at the mid-term annual compound applicable federal rate at the time of the loan. Mr. Shadid and Mr. Hill availed themselves of the loan program in 1998 and 1999, respectively, with the Committee's approval.

Other Information

     Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. No executive of the Company received annual compensation in excess of $1,000,000 in 1999 or in any prior year.



                                                EXECUTIVE COMPENSATION COMMITTEE
                                                Erline Belton
                                                Eric L. Hansen
                                                Mark S. Hansen
                                                Jack P. Helms


Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee consists entirely of individuals who are neither officers nor employees of the Company.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

=====================================================================================================================
                                             SUMMARY COMPENSATION TABLE
=====================================================================================================================
                                                                                        Long Term Compensation
                                                                                  -----------------------------------
                                            Annual Compensation                          Awards            Payouts
                                  ----------------------------------------------- --------------------- -------------
                                                                                  Restricted
                                                                   Other Annual      Stock                  LTIP
                                   Fiscal   Salary     Bonus(1)   Compensation(2)  Awards(3) Options(4)  Payouts(5)
   Name and Principal Position      Year      ($)        ($)            ($)           ($)        (#)         ($)
-------------------------------   -------- ---------  ---------- ---------------- ---------- ---------- -------------
 Lloyd L. Hill                      1999    $520,000    $461,370      $23,916         --        54,000     $491,296
 Chief Executive Officer and        1998     491,154     181,559       34,511         --        20,000        --
     President                      1997     416,923      94,500        7,076         --         --           --

 George D. Shadid                   1999    $310,000    $265,980      $16,538         --        30,000     $276,354
 Executive Vice President and       1998     309,462     137,253       16,271         --        20,000        --
     Chief Financial Officer        1997     295,039     111,050        4,941         --         --           --

 Julia A. Stewart(6)                1999    $300,000    $273,000     $146,572         --        30,000     $276,354
 President of Applebee's            1998      63,462      76,654        3,516       $94,063     50,000        --
     Division                       1997       --          --           --            --         --           --

 Steven K. Lumpkin                  1999    $250,000    $172,047        --            --        24,000     $214,942
 Executive Vice President of        1998     249,231      96,250        --            --        20,000        --
     Strategic Development          1997     228,946      58,125        --            --         --           --

 Robert A. Martin(7)                1999    $215,000    $118,250     $  9,978         --        15,000        --
 Executive Vice President of        1998     214,615      60,011       10,585         --        20,000        --
     Marketing                      1997     204,423      38,438        3,333         --         --           --
-----------------------------


(1) Represents amounts earned under the Company's bonus plan. Amounts applicable to Mr. Shadid and Mr. Lumpkin for 1997 also include $50,000 and $15,000, respectively, for discretionary bonuses approved by the Executive Compensation Committee. Amounts applicable to Ms. Stewart include a bonus of $50,000 in 1998 pursuant to an agreement made at the time she joined the Company as an officer. Mr. Hill, Mr. Shadid, Ms. Stewart and Mr. Lumpkin elected to receive a portion of their 1999 bonus in stock and, accordingly, received 5,295, 1,526, 5,222 and 1,645 shares, respectively, in March 2000.
(2) Represents payments made in connection with the Company's non-qualified retirement savings plan. Amounts applicable to Ms. Stewart represent moving and relocation expense reimbursements in 1998 and 1999.
(3) Ms. Stewart received 5,000 shares of restricted stock at the time she joined the Company in 1998 which vests equally over three years.
(4) Represents options granted pursuant to the Company's 1995 Equity Incentive Plan. Ms. Stewart received 50,000 options at the time she joined the Company in 1998 which vest 50% three years after date of grant, 25% four years after date of grant and 25% five years after date of grant.
(5) Represents the value of performance shares earned for 1999 under a one-year performance cycle which were issued on February 15, 2000. Shares earned under this plan were 18,896, 10,629, 10,629 and 8,267 for Mr. Hill, Mr. Shadid, Ms. Stewart and Mr. Lumpkin, respectively. The closing price of the Company's Common Stock on February 15, 2000 was $26.00 per share.
(6)  Ms. Stewart's employment with the Company commenced October 5, 1998.
(7)  Mr. Martin retired from the Company on December 31, 1999.

     During 1999, the Company had written employment agreements with Mr. Hill and Mr. Shadid. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.

     Mr. Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The Company also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Effective March 1, 1995, the Company and Mr. Shadid entered into a new employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26 month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Shadid resigns or is terminated.

     During 1999, the Company had change in control arrangements with other officers of the Company (16 persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in various amounts up to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control agreements (17 persons) had been terminated as of December 26, 1999, as a result of a change in control, the Company would have been required to make payments under the change in control severance provisions of the above agreements aggregating approximately $6,300,000.

     The following tables set forth information regarding options granted and exercised and long-term incentive plan awards during fiscal year 1999 with respect to the Chief Executive Officer and the next four most highly compensated executive officers:

    ================================================================================================================
                                           OPTION GRANTS IN LAST FISCAL YEAR
    ================================================================================================================
                                                                                                 Potential
                                                                                            Realizable Value at
                                                                                               Assumed Annual
                                                                                            Rates of Stock Price
                                                                                                Appreciation
                                   Individual Grants(1)                                      for Option Term(2)
    ------------------------------------------------------------------------------------ ---------------------------
                               Number of      % of Total
                               Securities       Options
                               Underlying     Granted to      Exercise
                                Options        Employees       or Base
                               Granted(3)      in Fiscal        Price      Expiration         5%           10%
              Name                (#)            Year         ($/Share)       Date           ($)           ($)
    ------------------------- ------------- ---------------- ------------ -------------- ------------- -------------
    Lloyd L. Hill                54,000        11.8%             $28.50      5/13/09        $967,869     $2,452,770
    George D. Shadid             30,000         6.5               28.50      5/13/09         537,705      1,362,650
    Julia A. Stewart             30,000         6.5               28.50      5/13/09         537,705      1,362,650
    Steven K. Lumpkin            24,000         5.2               28.50      5/13/09         430,164      1,090,120
    Robert A. Martin             15,000         3.3               28.50      5/13/09         268,852        681,325
-------------

(1)  Options are granted at the fair market value on the date of grant.
(2) The assumed rates are compounded annually for the full terms of the options.
(3) Options vest three years after date of grant. Mr. Martin's options vested upon his retirement in December 1999.





         ======================================================================================================
                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                           AND FISCAL YEAR-END OPTION VALUES
         ======================================================================================================

                                                                      Number of          Value of Unexercised
                                                                Securities Underlying        In-The-Money
                                                                 Unexercised Options          Options at
                                                                     at 12/26/99              12/26/99(2)
                                      Shares                             (#)                      ($)
                                     Acquired        Value      ----------------------- ------------------------
                                    at Exercise   Realized(1)        Exercisable/            Exercisable/
                   Name                 (#)           ($)           Unexercisable            Unexercisable
         ------------------------- ------------- ------------- ----------------------- ------------------------
         Lloyd L. Hill                9,000       $ 86,040       164,000 /  124,000     $817,240 / $142,500
         George D. Shadid              --            --           97,500 /   87,500      425,550 /  142,500
         Julia A. Stewart              --            --              --  /   80,000          --  /  459,350
         Steven K. Lumpkin             --            --           50,000 /   77,333       61,250 /  166,978
         Robert A. Martin            27,071        361,559        66,929 /   50,000       27,000 /  142,500
 ------------------------

(1)  Market value less option price.
(2) Based upon the closing sale price of the Common Stock on December 23, 1999 (the last trading day in fiscal year 1999).


    ============================================================================================================
                              LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
    =============================================================================================================



                                Number of                                   Estimated Future Payouts Under
                                 Shares,                                     Non-Stock Price Based Plans
                                Units or      Performance or Other    ------------------------------------------
                               Other Rights  Period Until Maturation    Threshold       Target        Maximum
              Name              (#)                 or Payout              (#)           (#)            (#)
    ------------------------- ------------- ------------------------- -------------- ------------- -------------
    Lloyd L. Hill                24,000        12/28/98-12/30/01           8,000       16,000         24,000
    George D. Shadid             13,500        12/28/98-12/30/01           4,500        9,000         13,500
    Julia A. Stewart             13,500        12/28/98-12/30/01           4,500        9,000         13,500
    Steven K. Lumpkin            10,500        12/28/98-12/30/01           3,500        7,000         10,500
    Robert A. Martin               --                  --                    --           --            --
-------------

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 26, 1999 (December 25, 1994 to December 26, 1999) based upon the market price of the Company's Common Stock, compared with the cumulative total return on Media General's Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 100 restaurant companies.


                         APPLEBEE'S INTERNATIONAL, INC.
                                Performance Graph

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          APPLEBEE'S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX
                   VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

                              [GRAPH APPEARS HERE]

                                                                                       Media
                    Measurement Period                              NASDAQ            General
                   (Fiscal Year Covered)       Applebee's        Total Return       Restaurant
                     Measurement Point     International, Inc.      Index         Industry Index
                  ------------------------ -------------------- ---------------  ------------------
                     December 25, 1994           $100.00           $100.00           $100.00
                     December 31, 1995           $153.32           $129.71           $140.64
                     December 29, 1996           $184.11           $161.18           $142.27
                     December 28, 1997           $127.12           $197.16           $146.36
                     December 27, 1998           $139.15           $278.08           $199.30
                     December 26, 1999           $191.31           $490.46           $189.64

                   ASSUMES $100 INVESTED ON DECEMBER 25, 1994
                          ASSUMES DIVIDENDS REINVESTED
                      FISCAL YEAR ENDING DECEMBER 26, 1999

Certain Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and officers. Under the Indemnification Agreements, the Company has agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, the By-laws of the Company provide for indemnification to all officers and directors of the Company to essentially the same extent as provided in the indemnification agreements.

     The Company presently carries director and officer liability insurance to insure its directors and officers against certain liabilities they might incur in connection with performing their duties for the Company. The proceeds of such insurance would be available to the extent thereof to satisfy any obligation of the Company to indemnify its directors or officers with respect to the liability giving rise to the insurance proceeds. The insurance does not cover all liabilities that could give rise to indemnification by the Company.

                              CERTAIN TRANSACTIONS

     One of the Company's  restaurants is leased from a corporation in which Abe
J. Gustin, Jr., owns a 25% interest. During 1995, the Company entered into an agreement with this corporation to lease additional parking space for this restaurant. The Company paid $158,000 under these leases in the 1999 fiscal year. The Company believes that the terms of the leases reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party.

     Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When the Company undertook the operation of this franchise restaurant it agreed to assume the lease prospectively. This decision was approved by a majority of the disinterested members of the Board of Directors. Mr. Gustin remains liable on his guarantee. In the 1999 fiscal year, the aggregate payments made by the Company on the lease were $103,000.

     Mr. Gustin's brother and a brother-in-law own two of the Company's franchisees, A.N.A., Inc., which operates 16 Applebee's restaurants, and Quality Restaurant Concepts, LLC ("QRC") which operates 27 Applebee's restaurants. Another brother-in-law of Mr. Gustin owns Apple-Bay East, Inc., a franchisee of the Company which operates eight Applebee's restaurants. The development and franchise agreements of A.N.A., Inc., QRC and Apple-Bay East, Inc. are standard in form and require payment of standard franchise, royalty, and advertising fees.

     In April 1999, the Company completed the sale of its four specialty restaurants to an entity owned by Mr. Gustin and certain members of his family for $12 million in cash. The Company believes the terms of this agreement were fair and are comparable to those that would have been reached with an unaffiliated third party. In addition, the same entity became a franchisee of the Company by purchasing seven existing Applebee's restaurants from another franchisee after receiving the Company's approval.

     Pursuant to its policy to loan executives amounts used by the executive to invest in the Company's stock, and in keeping with the Company's Executive Stock Ownership guidelines, as of December 26, 1999, the Company had loans in the amount of $201,000 and $207,000 outstanding to Mr. Hill and Mr. Shadid, respectively.

                                  OTHER MATTERS

     The Company knows of no other matters to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages each stockholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                              By Order of the Board of Directors



                                              Robert T. Steinkamp, Secretary
                                              Applebee's International, Inc.
                                              4551 W. 107th Street, Suite 100
                                              Overland Park, Kansas  66207

Overland Park, Kansas
April 4, 2000